Exhibit 11
SEARS, ROEBUCK AND CO.
AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE


                                                  Year Ended
                                            --------------------------
(millions, except per common share data)    1995       1994       1993
                                            ----       ----       ----
EARNINGS
 Income from continuing operations        $ 1,025    $   857    $   625
 Discontinued operations                      776        402      1,960
 Extraordinary gain (loss)                      -        195       (211)
 Cumulative effect of accounting changes        -          -          -
                                           -------    -------   --------

Net income                                  1,801      1,454      2,374

Preferred share dividends                     (29)       (29)       (29)
                                          --------   --------   --------
Net income applicable to common shares    $ 1,772    $ 1,425    $ 2,345

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES (1)
 Primary                                     394.0      388.9      382.9
 Fully dilutive effect of stock options-
  after application of treasury
  stock method(2)                                -          -          -
                                            -------     ------    -------
 Maximum number of common and common
   equivalent shares outstanding             394.0      388.9      382.9

EARNINGS PER COMMON SHARE (1)
    PRIMARY
 Income from continuing operations          $  2.53    $  2.13    $  1.56
 Discontinued operations                       1.97       1.03       5.12
 Extraordinary gain (loss)                       -        0.50      (0.55)
                                             ------    -------    --------
 Net income                                $  4.50    $  3.66    $  6.13

FULLY DILUTED (3)
 Income from continuing operations         $  2.53    $  2.13    $  1.56
 Discontinued operations                      1.97       1.03       5.12
 Extraordinary gain (loss)                      -        0.50      (0.55)
                                           -------    -------    --------
 Net income                               $  4.50    $  3.66    $  6.13

(1) Series A Mandatorily Exchangeable Preferred Shares are considered common shares for purposes of computing weighted average number of common shares.

(2) The maximum dilution of earnings per common share assumes the exercise of all outstanding stock options. The treasury stock method has been applied based upon the higher of the closing price at fiscal year end or the average price of the common shares during the respective years.

(3) Fully diluted earnings per common share are not disclosed in the Company's financial statements in accordance with APB Opinion No. 15 since the maximum dilutive effect is less than 3%.